Exhibit 99.2

Loan Agreement

Borrower: Golden Section Holding Corporation, a company incorporated in the British Virgin Islands (hereinafter referred to as “Party A” or the “Borrower”) and wholly controlled by Jin Xin (a citizen of Mainland China with ID card no.                                   ),

Lender: New Super Group Limited, a company incorporated in the British Virgin Islands (a copy of the company’s license is attached hereto, hereinafter referred to as “Party B” or the “Lender”) and wholly controlled by Jiang Yufei (a citizen of Mainland China with ID card no.                                  ).

Party A and Party B have reached consensus on the loan based on the principle of equality, voluntariness and good faith, and therefore agree to enter into this loan agreement for mutual observance and performance.

Article 1              Amount and Term of the Loan

The Parties agree that Party B shall extend a loan in cash in a total amount of fifteen million US dollars only (USD 15,000,000) to Party A.

The term of the loan hereunder is one year, starting on March 12, 2015 and ending on March 11, 2016. The loan hereunder shall be due and payable on March 11, 2016.

Article 2              Purpose of the Loan

Party A shall use the funds it borrows hereunder for the sole purpose of acquiring ordinary shares of Xueda Education Group (NYSE: XUE, hereinafter referred to as “Xueda”) or American Depository Shares (“ADS”) representing such ordinary shares. Party B shall have the right to require Party A to provide at any time a written explanation on the use of funds it borrows hereunder.

Article 3              Interest Rate and Interest

1.             It is agreed that the loan hereunder shall bear no interest (i.e., the interest rate shall be zero).

Article 4 Mode of Repayment

1.             Party A shall have the option to repay the loan by any of the following means: A. in cash, B. through the transfer of ordinary shares and/or ADS of Xueda, or C. the combination of A and B. In case where Party A selects the above-stated alternative B or C to repay the loan, the value of Xueda’s ADS used to repay the loan shall be deemed as equal to the average closing price of Xueda’s ADS at NYSE during the ten working days preceding the date of repayment, and the value of Xueda’s ordinary shares used to repay the loan shall be deemed as equal to the so-determined value of Xueda’s ADS divided by the conversion rate between ordinary shares and ADS. It is fully understood by Party B that, in case of repayment through the above alternative B or C, the transfer by Party A to Party B of Xueda’s ordinary shares and/or ADS may be subject to various restrictions imposed by U.S. securities laws and regulations (including but not limited to the impossibility for such shares to be sold at public market immediately). Party B agrees that such restrictions shall not affect the value of Xueda’s ordinary shares and/or ADS used to repay the loan as determined by Party A in accordance with the above provisions.

2.             Party B hereby designates the following bank account to receive any payments hereunder and shall ensure the authenticity and effectiveness of such bank account. Within seven working days prior to the expiration of the term of the loan, Party A shall transfer the cash and/or Xueda’s ordinary shares and/or ADS it uses to repay the loan hereunder to such account.

Bank Name: Citibank N. A., New York

Swift: CITIUS33

ABA Routing No.: 021000089

Account Name: Bank Julius Baer & Co., Ltd., Hong Kong

Account No.: 36325966

Payment Reference: further credit to account no. 9881727, account name New Super Group Limited. Please send MT103 to receiving bank

3.             In case of prepayment, Party A shall serve a seven-working-day prior written notice to Party B.

Article 5              Extension of the Loan

If Party A needs to extend the term of the loan in case where it cannot repay the loan as scheduled, it shall file a written request with Party B at least one month prior to the expiry of the term of the loan. The term of the loan may be extended only after Party B examines such request and gives its consent thereto and a loan extension agreement is signed by the Parties. Otherwise, Party A shall be deemed to have committed a breach of contract and Party B shall be entitled to terminate this contract, to withdraw the entire amount of the loan and to recover corresponding economic losses from Party A.

Article 6              Security for the Loan

Upon Party B’s request, Party A undertakes to pledge, in favor of Party B, 15,200,000 shares of Xueda’s ordinary shares held by it to secure the loan contemplated hereunder. For the avoidance of doubt, it is acknowledged by the Parties that Party B shall not have any right to vote or dispose of such 15,200,000 ordinary shares of Xueda except where Party A fails to repay the loan hereunder upon its expiry entitling Party B to exercise the security interest in connection with the 15,200,000 ordinary shares of Xueda according to law.

Article 7              Warranties of Party A

1. Party A is a BVI company wholly controlled by Jin Xin (a PRC citizen, ID:                                     ), has the capacity for civil rights and civil conduct required for execution and performance of this agreement and is capable of assuming civil liabilities independently.

2. All documents, statements and representations provided by Party A in connection with the loan shall be legal, true, accurate and complete.

3. Party A hereby warrants that this Loan Agreement shall not become invalid as a result of any change of the legal representative or any shareholder of the company and that it has no fraudulent conduct. If, upon maturity of the loan, Party A fails to fulfill its commitments or maliciously dodges or deliberately delays the repayment, it agrees to be penalized as follows: Party B may directly institute proceedings on the strength of this Loan Agreement before the court to recover the amounts and Party A shall unconditionally waive any and all defenses and counterclaims. Party B may apply on the strength of this Loan Agreement to lawfully freeze Party A’s bank account; this Loan Agreement shall be converted into an IOU issued by Party A to Party B.; the due amounts will be recovered and a late payment fine of 1% per day will be imposed on such aggregate amount of the loan; and any and all costs incurred during the period of such recovery process shall be assumed by Party A.

Article 8              Obligations of Party A

1. Party A shall satisfy in full the principal of the loan in accordance with the Loan Agreement.

2. In case of any material change in the operating decisions of Party A during the term of the loan, including but not limited to conversion of shares, reorganization, merger, spin-off, joint venture, partnership and change of business scope or registered capital, which may affect the rights and interests of Party B, Party A shall notify Party B in writing at least one month in advance and shall implement the responsibility for loan satisfaction; or repay the loan in advance, or provide a security acceptable to Party B.

3. Use of the loan by Party A shall be subject to the supervision of Party B. Party A shall, at the request of Party B, provide the statements and other documents that truly reflect the use of loan.

4. Without any written consent from Party B, Party A shall not transfer in any way or in any disguised form any debt liability under this agreement.

5. In case of any transfer or disposition by Party A of all or any substantial portion of its material assets or operating income, Party A shall notify Party B in writing at least one month in advance, and shall implement the responsibility for loan satisfaction; or repay the loan in advance, or provide a security acceptable to Party B.

6. If there occurs any material event ( including but not limited to material economic disputes, winding-up of business, suspension of business, involuntary declaration of bankruptcy, revocation of business license, deregistration, and deterioration in financial conditions) that affects Party A’s ability to perform the agreement, Party A shall immediately notify Party B in writing.

7. During the term of the loan, if Party A changes its name of legal person, legal representative, project leader, domicile, telephone number or facsimile number, Party A shall notify Party B in writing within seven business days after such change.

Article 9              Obligations of Party B

1. Party B shall timely provide the full amount of the loan funds to Party A in accordance with the provisions of the agreement.

2. Party B shall keep confidential all business secrets of Party A known to Party B during the course of the negotiation, execution and performance of this agreement and such materials, data and other information as are required to be treated as confidential by Party A.

3. If Party A makes prepayments for the loan, Party B shall agree after receiving any written notice from Party A.

Article 10           Warranties of Party B

1. Party B is a BVI company wholly controlled by Jiang Yufei (a PRC citizen, ID:                                ), has the capacity for civil rights and civil conduct required for the execution and performance of this agreement and is capable of assuming civil liabilities independently.

2. All documents, statements and representations provided by Party B in connection with the loan shall be legal, true, accurate and complete.

3. Party B hereby warrants that this Loan Agreement shall not become invalid as a result of any change of legal representative or any shareholder of the company and that it has no fraudulent conduct.

Article 11           Liabilities for Breach

1. After this agreement comes into effect, if either Party A or Party B fails to perform its obligation under the provisions of this agreement, it shall assume relevant breach of contract liabilities.

2. Party B shall have the right to require immediate repayment from Party A and such date demanded by Party B for such repayment shall become the maturity date of the loan under this agreement, if:

(1) Party A has failed to pay the principal and interest on time and continues to so fail upon written demand of Party B;

(2) Party A is the subject of any winding-up of business, suspension of business, involuntary declaration of bankruptcy, revocation of business license, deregistration, material economic dispute, or deterioration of financial conditions and as a result is incapable of repaying on time material indebtedness; or

(3) Party A fails to apply the loan towards the purposes of use agreed under this agreement.

Borrower (Party A)

Golden Section Holding Corporation

Lender (Party B)

New Super Group Limited

Date March 12, 2015

USD Amount Remittance Routing:

Currency and Amount:	USD 15,000,000

Value Date:	March 12, 2015

Beneficiary Account No.:	8034704

Beneficiary Name:	GOLDEN SECTION HOLDING CORPORATION

Beneficiary Bank Details:

Name:	Deutsche Bank AG

Country:	Singapore

Swift Code:	DEUTSGSG

Correspondent Bank Details: (if applicable)

Name:	Deutsche Bank Trust Company Americas

Country:	New York, USA

Swift Code:	BKTRUS33

CHIPS UID:	061968

Account No.:	04-411-229

ABA No.:	021001033

Details of Payment:	Attention: Jane Zhou